Exhibit 99.1

Akcea Therapeutics Announces New Appointments to its Board of Directors

Lynne Parshall appointed chair and Barbara Yanni joins as new member of the Akcea board

BOSTON, Mass., Dec. 16, 2019 – Akcea Therapeutics, Inc. (NASDAQ: AKCA), a majority-owned affiliate of Ionis Pharmaceuticals, Inc., today announced the appointments of Lynne Parshall, J.D., as chair of the Akcea Board of Directors and Barbara Yanni as a new member of the board. Both positions are effective immediately. Ms. Parshall has served as a member of Akcea’s Board of Directors since January 2015. She replaces Christopher Gabrieli, who will continue to serve as a board member.

“On behalf of the Akcea Board and the entire Akcea team, we thank Chris for his leadership and dedicated service to Akcea during a period of many significant advancements including launching TEGSEDI® (inotersen) and WAYLIVRA® (volanesorsen). Lynne has been an active board member who is very familiar with our business operations and goals and is the ideal candidate to guide our work as we plan for success in the years ahead,” said Damien McDevitt, Ph.D., interim chief executive officer at Akcea.

Ms. Parshall is also currently a director and senior strategic advisor to Ionis Pharmaceuticals. She previously served as chief operating officer at Ionis from 1991-2018 where she was responsible for overseeing business operations in diverse areas including finance, legal, intellectual property, manufacturing, information technology, regulatory and alliance management, health and safety, corporate communications and business and corporate development. In addition, she participated in both development and research management committees. Before joining Ionis, Ms. Parshall was a partner at Cooley LLP, where she represented several healthcare companies in a general practice specializing in corporate partnering and other technology-based transactions. She received her J.D. from Stanford Law School and her B.A. from Harvard College, and is a member of the American, California and San Diego bar associations. She also serves on the board of Cytokinetics, Inc. and is a member of the Licensing Executives Society.

“As a member of the Akcea Board since its founding, I have an in-depth understanding of the Company’s business model and strong commercial and development capabilities. I also have a deep understanding of our products and the needs of the patient and clinician communities we serve. I am honored to accept this new role as chair of the Board and look forward to continuing to support the outstanding Akcea team as we plan for many new opportunities moving forward,” said Ms. Parshall.

Ms. Yanni was vice president and chief licensing officer at Merck & Co. from November 2001 until her retirement in March 2014. Prior to this, she served in various roles at Merck including in corporate development, finance and tax. Ms. Yanni currently serves on the Board of Directors of Trevena, Inc., Vaccinex, Inc. and ABIONYX Pharma, all public biotechnology companies. She earned a J.D. from Stanford Law School and an A.B. from Wellesley College and masters of law in taxation from New York University.

“Barbara is highly regarded for her strong business background, deep knowledge of the pharmaceutical and biotechnology industries and extensive business development background. She will play a central role in helping us achieve our business objectives in the years ahead and we are pleased to welcome her to our board,” Dr. McDevitt added.

With the addition of Ms. Yanni, Akcea has now increased the authorized number of members of the Board to 10 and increased the number of independent board members from six to seven.

ABOUT AKCEA THERAPEUTICS, INC.

Akcea Therapeutics, Inc., an affiliate of Ionis Pharmaceuticals, Inc. (NASDAQ:IONS), is a biopharmaceutical company focused on developing and commercializing drugs to treat patients with serious and rare diseases. Akcea is commercializing TEGSEDI® (inotersen) and WAYLIVRA® (volanesorsen) as well as advancing a mature pipeline of novel drugs, including AKCEA-APO(a)-LRx, AKCEA-ANGPTL3-LRx, AKCEA-APOCIII-LRx, and AKCEA-TTR-LRx, with the potential to treat multiple diseases. All six drugs were discovered by Ionis, a leader in antisense therapeutics, and are based on Ionis’ proprietary antisense technology. TEGSEDI is approved in the U.S., E.U. and Canada. WAYLIVRA is approved in the E.U. and is currently in Phase 3 clinical development for the treatment of people with familial partial lipodystrophy, or FPL. Akcea is building the infrastructure to commercialize its drugs globally. Akcea is a global company headquartered in Boston, Massachusetts. Additional information about Akcea is available at www.akceatx.com and you can follow us on twitter at @akceatx.

FORWARD-LOOKING STATEMENT

This press release includes forward-looking statements regarding the business of Akcea Therapeutics, Inc. Any statement describing Akcea’s goals, expectations, financial or other projections, intentions or beliefs, including the commercial potential of Akcea’s drugs in development is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. Akcea’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Akcea’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Akcea. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Akcea’s programs are described in additional detail in Akcea’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the SEC. Copies of these and other documents are available from the company.

In this press release, unless the context requires otherwise, “Ionis,” “Akcea,” “Company,” “Companies,” “we,” “our,” and “us” refers to Ionis Pharmaceuticals and/or Akcea Therapeutics.

Ionis Pharmaceuticals™ is a trademark of Ionis Pharmaceuticals, Inc., Akcea Therapeutics®, TEGSEDI® and WAYLIVRA® are trademarks of Akcea Therapeutics, Inc.

Akcea Investor Contact:

Kathleen Gallagher

Vice President, Corporate Communications and Investor Relations

(617)-207-8509

kgallagher@akceatx.com

Akcea Media Contact:

Lynn Granito

Berry & Company

T: 212 253-8881

lgranito@berrypr.com